Exhibit 99.1
Encore Energy Partners LP Announces Initial Second Quarter 2008 Production
Results and Operations Update
FORT WORTH, Texas — (BUSINESS WIRE) — July 15, 2008
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) today announced second quarter 2008 production and provided an operations update.
Second Quarter Production
The Partnership reported average daily production of 6,600 BOE per day for the second quarter of 2008 which equaled the high-end of the Partnership’s previously released production guidance and represented an increase of 291 BOE/D over first quarter 2008 production. The average daily production volumes for the second quarter of 2008 are composed of 4,645 Bbls of oil per day and 11,729 Mcf of natural gas per day.
Jon S. Brumley, Chief Executive Officer of Encore Energy Partners GP LLC, stated, “We are excited about our production exceeding guidance at a time of high commodity prices. Our switch to a variable distribution method was just in time to allow our unitholders to participate in the oil rally. This variable distribution policy makes ENP a “best in class” total return investment for our partners. Our partnership is composed of a unique set of properties that allow the partnership to maintain production with only 10% of cash flow, return large distributions to the unitholders, and pay down debt, ensuring that the partnership gets healthier and healthier every quarter. You can’t ask for a better quarter. We have more production, less debt, and will have returned a large distribution to our partners. Now that adds value.”
Operations Update
West Texas
Two new operated wells in Crockett County, Texas were turned over to production in the second quarter of 2008. The wells continue to extend the Canyon / Strawn development program in ENP’s Henderson leases. The J.L. Henderson, Jr. B 11-20.5 well had an initial production rate of 3.9 MMcf/D which is the largest well drilled on ENP’s acreage in Crockett County since the property was originally acquired by Encore Acquisition Company in 2000. The other well, the J.L. Henderson, Jr. 2-17, had an initial production rate of 1.5 MMcf/D which also exceeded the Partnership’s expectations. On average, these two wells cost approximately $950,000 each to drill and complete. The Partnership is currently planning to offset these locations in 2009.
Elk Basin
During the third quarter of 2008, the Partnership will be installing two nitrogen membrane units at the Elk Basin gas plant at a net cost to the Partnership of $0.7 million. These units will remove nitrogen

Encore Energy Partners LP
Second Quarter Operations Update
from the recycled gas stream, enhancing the BTU content of the gas for plant fuel. This installation will reduce the amount of purchased fuel gas required for plant operations by approximately half. The original net cost savings to the Partnership were projected to be $0.4 million per quarter or $1.6 million on an annual basis, but due to the rise in natural gas prices, the expected net cost savings will be approximately $0.6 million per quarter, or $2.5 million on an annual basis.
Sulfur prices continued to strengthen in the second quarter of 2008 resulting in increased revenue in Elk Basin. The sulfur is extracted at the Elk Basin gas plant from the gas produced from the Tensleep formation. The Partnership’s second quarter net sulfur revenue of $0.4 million was twice as much as the first quarter net sulfur revenue of $0.2 million and significantly more than the fourth quarter of 2007 net sulfur revenue of $0.1 million.
Acquisitions Update
During the second quarter, the Partnership acquired an existing net profits interest in its Crockett County properties in exchange for 283,700 common units of ENP valued at $5.8 million, subject to customary closing adjustments. The deal closed on May 1, 2008.
Liquidity Update
At June 30, 2008, ENP’s long-term debt was $151.0 million. All of which was outstanding borrowings under the Partnership’s revolving credit facility. The amount outstanding on the revolving credit facility decreased $14.0 million during the second quarter of 2008 reflecting the strong operating results and commodity price environment experienced during the quarter.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin of Wyoming and Montana, the Williston Basin of North Dakota, and the Permian Basin of West Texas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, expected distributions, expected production volumes, expected expenses, expected capital expenditures, expected cost savings, drilling and development plans, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith); uncertainties in the estimation of proved, probable, and potential reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income

Encore Energy Partners LP
Second Quarter Operations Update
and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; uncertainties with respect to asset sales; general economic and business conditions; industry trends; and other factors detailed in ENP’s 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Diane Weaver, 817-339-0803
dweaver@encoreacq.com